EXHIBIT 8.2

                State Income Tax Opinion of Deloitte & Touche LLP


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                      [Letterhead of Deloitte & Touche LLP]


April 22, 1999


Board of Directors
Alaska Federal Savings Bank
2094 Jordan Avenue
Juneau, Alaska 99801

     Re: State of Alaska Income Tax Opinion regarding the conversion of Alaska Federal Savings Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank
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Gentlemen and Lady:

In accordance with your request, set forth herein is the opinion of this firm relating to certain Alaska income tax consequences of (i) the proposed conversion of Alaska Federal Savings Bank (the "Savings Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, to be known as "Alaska Pacific Bank" (the "Converted Savings Bank") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Savings Bank by a parent holding company formed at the direction of the Board of Directors of the Savings Bank and to be known as Alaska Pacific Bancshares, Inc. (the "Holding Company").

Facts
-----

For purposes of our opinion, we have relied on: (1) the facts and assumptions set forth in and the opinion rendered in the federal income tax opinion relating to the conversion of Savings Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank under section 368(a)(1)(F) of the Internal Revenue Code1 (the "Code") dated April 22, 1999 as prepared by the law firm of Breyer & Associates PC, Washington, D.C. including the Affidavit of Representation dated April 21, 1999, as referenced therein (the "Federal Income Tax Opinion"); (2) the Plan of Conversion as adopted by the Savings Bank's Board of Directors on February 19, 1999 (the "Plan") and (3) the Prospectus included in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") on March 22, 1999 (the "Registration Statement").

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1    Unless  otherwise  indicated,  all section  references  are to the Internal
     Revenue Code of 1986, as amended.


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Analysis
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Chapter  20 of  Title  43 of  the  Alaska  Statutes  imposes  an  income  tax on
Subchapter C corporations. With respect to such taxation, section 43.20.021(a) provides:

         Sections 26 U.S.C. 1-1399 and 6001-7872 of the Internal Revenue Code of 1986 (the "Code"), as amended, are adopted by reference as a part of this chapter. These portions of the Internal Revenue Code have full force and effect under this chapter unless excepted to or modified by other provisions of this chapter.

Chapter 20 of Title 43 of the Alaska Statutes does not contain specific sections that are identical to the Code but merely adopts entire sections of it with certain adjustments thereto (a "conforming state"). As a conforming state, the income tax treatment of any reorganization transaction is the same for Alaska income tax purposes as it is for federal income tax purposes, absent a specific modifying provision in the Alaska Income Tax Statutes which alters the income tax treatment. None of the Code sections relied upon in the Federal Income Tax Opinion are modified by Chapter 20 of Title 43 Code of the Alaska Statutes. Therefore the Alaska income tax treatment for Subchapter C corporations will be the same as the federal income tax treatment.

Because Alaska has adopted portions of the Code in its entirety, income from pass-through entities such as Subchapter S corporations, partnerships and limited liability companies taxed as partnerships for federal purposes, is passed through to the respective owners of such entities. However, if a partnership (or other flow-through entity, e.g., limited liability company) is not subject to the Alaska income tax, any Subchapter C corporate partner (or member)(directly or indirectly) of the partnership (limited liability company) will be taxed on the partnership's (limited liability company's) income.

Section 43.20.012 of the Alaska Statutes provides that:

         The tax imposed by Chapter 20 of Title 43 of the Alaska Statutes does not apply to individuals or to fiduciaries.

Accordingly, no tax from a reorganization transaction will be imposed on individuals or fiduciaries for Alaska income tax purposes.

Opinion
-------

Based on the facts and assumptions set forth in and the opinions rendered in the Federal Income Tax Opinion, all of which are incorporated herein by reference,2 and our review and analysis of Alaska Statutes, the Plan, and the Registration Statement, it is our opinion that, provided the transaction is undertaken in accordance with the Plan, the following will be the result for Alaska income tax purposes:

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2    All  capitalized  terms not defined  herein have the same meaning as in the
     Federal Income Tax Opinion letter.


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1.   Because the conversion of Savings Bank from a mutual to a stock form in the
     Stock  Conversion  will constitute a  reorganization  within the meaning of section 368(a)(1)(F) and no gain or loss will be recognized to either the Savings Bank or the Converted Savings Bank as a result of the Stock conversion for federal income tax purposes, the Stock Conversion will constitute a reorganization for Alaska income tax purposes and no gain or loss will be recognized to either Savings Bank or the Converted Savings Bank for Alaska income tax purposes.

2. Because the assets of the Savings Bank will have the same basis in the hands of the Converted Savings Bank as in the hands of the Savings Bank immediately prior to the Stock Conversion for federal income tax purposes, the assets of the Savings Bank will have the same basis in the hands of the Converted Savings Bank for Alaska income tax purposes.

3. Because the holding period for federal income tax purposes of the assets of the Savings Bank to be received by the Converted Savings Bank will include the period during which the assets were held by the Savings Bank prior to the Stock Conversion, the holding period of the assets of the Savings Bank to be received by the Converted Savings Bank will include the period during which the assets were held by the Savings Bank prior to the Stock Conversion for Alaska income tax purposes.

4. Because no gain or loss will be recognized for federal income tax purposes by the Converted Savings Bank on the receipt of money from the Holding Company in exchange for shares of common stock of the Converted Savings Bank, no gain or loss will be recognized for Alaska income tax purposes by the Converted Savings Bank. Because the Holding Company will be transferring solely cash to the Converted Savings Bank and therefore will not recognize any gain or loss for federal income tax purposes upon such transfer, the Holding Company will recognize no gain or loss for Alaska income tax purposes upon such transfer.

5. Because no gain or loss will be recognized for federal income tax purposes by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock, no gain or loss will be recognized for Alaska income tax purposes.

6. Because no gain or loss will be recognized for federal income tax purposes by the Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Bank upon the issuance to them of deposit accounts in the Converted Savings Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Savings Bank held immediately prior to the Stock Conversion, no gain or loss will be recognized for Alaska income tax purposes to the Eligible Account Holders and Supplemental Eligible Account Holders. As discussed earlier, Alaska imposes no income tax on individuals, fiduciaries, Subchapter S corporations, partnerships or limited liability companies which are taxed as partnerships for federal income tax purposes. Accordingly, this paragraph and paragraphs 7 through 12 below apply only to Eligible Account Holders and Supplemental Eligible Account Holders which are Subchapter C corporations for federal income tax purposes. For purposes of the preceding sentence, a Subchapter C corporation is considered an Eligible Account Holder or Supplemental Eligible Account Holder if it is a


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     partner   (member)(directly   or  indirectly)  in  a  partnership  (limited
     liability company) which is an Eligible Account Holder or Supplemental Eligible Account Holder.

7. Because the tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Savings Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Savings Bank surrendered in exchange therefor for federal income tax purposes, the tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Savings Bank will equal the tax basis of such account holders' corresponding deposit accounts in the Savings Bank for Alaska income tax purposes.

8. Because the deposit account holders of the Savings Bank will realize gain or loss, if any, upon the constructive receipt of their interest in the liquidation account of the Converted Savings Bank and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in the Savings Bank and because any such gain will be recognized for federal income tax purposes by the Savings Bank deposit account holders, but only in an amount not in excess of the fair market value of the liquidation account and subscription rights received, any such gain recognized for federal income tax purposes will be recognized for Alaska income tax purposes by the Savings Bank deposit account holders.

9. Because the basis for federal income tax purposes of each account holder's interest in the liquidation account received in the Stock Conversion and to be established by the Converted Savings Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest, the basis for Alaska income tax purposes will be equal to such value.

10. Because no gain or loss will be recognized for federal income tax purposes upon the exercise of a subscription right in the Stock Conversion, no gain or loss will be recognized for Alaska income tax purposes.

11. Because the basis for federal income tax purposes of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised, the basis for Alaska income tax purposes of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, at the time of distribution, of the subscription rights exercised.

12. Because the holding period for federal income tax purposes of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised, the holding period for Alaska income tax purposes will commence on the date on which the subscription rights are exercised. Because the holding period for federal income tax purposes of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is

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     purchased,  the holding period for Alaska income tax purposes of the Common
     Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased.

Our opinion is based solely upon:

a) The representations, information, documents, and facts ("representations") that we have included or referenced in this opinion letter;

b) Our assumption (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

c) Our assumption (without independent investigation or review) that there will be timely execution, delivery, and performance as required by the representations and documents;

d) The law, regulations, cases, rulings and other tax authority in effect as of the date of this letter.

Our opinion is limited to those expressed above and we express no opinion with regard to any sections of the Alaska Statutes other than those referred to above. We express no opinion with regard to the taxation of the proposed transaction described herein with regard to the federal income tax consequences or under the laws of any local, foreign or other state jurisdiction. We express the opinions contained herein as of the date of this letter only.

Our opinion is also based on, and is conditioned on the continued applicability of, the provisions of the Alaska Statutes at the date hereof. If there are any significant changes to the foregoing tax authorities (for which we have no responsibility to advise you), it may result in our opinion being rendered invalid, or necessitate (upon your request) a reconsideration of the opinion.

While this opinion represents our considered judgment as to the proper tax treatment for Alaska income tax purposes to the parties involved, it is not binding on Alaska or the state or federal courts.

This opinion letter is solely for your information, for the information of your shareholders and for inclusion in certain filings with regard to the transaction described herein as follows: (a) with the OTS as an exhibit to Application H-(e)1-S filed by the Holding Company; (b) with the SEC as an exhibit to the Registration Statement; and (c) with the OTS as an exhibit to the Bank's Application for Conversion. Other than the uses indicated in the preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche LLP.


Yours truly,


/s/  Deloitte & Touche LLP
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     Deloitte & Touche LLP